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                                  [Letterhead]

             NORD RESOURCES CORPORATION TO RAISE $10 MILLION THROUGH
                    SALE OF SHARES TO MIL (INVESTMENTS) S.A.


                                  PRESS RELEASE


     DAYTON, Ohio, October 16, 1996 -- Nord Resources Corporation (NYSE:NRD) announced today that it has entered into an agreement to sell an additional 2,000,000 shares of its common stock to MIL (Investments) S.A., a Luxembourg company owned by Mr. Jean-Raymond Boulle, for a purchase price of $10,000,000 ($5.00 per share). MIL already owns 4,000,000 shares of the Company. With the new shares, MIL would own 6,000,000 shares representing approximately 27.5% of the issued and outstanding shares of the Company. The consummation of the sale is subject to approval of the Company's shareholders at a special meeting and regulatory compliance.

     Jean-Raymond Boulle said that, "I am pleased with the way Nord Resources has progressed since our prior acquisition in April. I look forward to continuing to work closely with management on its plans for the future."

     Dr. Edgar F. Cruft, President of the Company, added that "We believe MIL's agreement to purchase the additional shares reflects our good working relationship with Mr. Boulle and his confidence in the Company's future. These additional funds will help strengthen the Company's financial position. We are actively involved in discussions with our current lenders on the financing of the restart of our 50% owned mineral sands operation in Sierra Leone and believe the new Sierra Leone Government is making progress toward a peaceful resolution of the internal conflict so as to create a degree of social and economic stability which would facilitate the reopening of the mine."



CONTACT: Terence H. Lang, Senior Vice President - Finance, or Susan A. Baker, Director of Investor Relations, both of Nord Resources Corporation 937-433-6307